Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

among

ENTSORGAFIN S.P.A.,

E.N.A RENEWABLES, LLC,

and

BIOHITECH GLOBAL, INC.

Dated as of November 1, 2017

This TECHNOLOGY LICENSE AGREEMENT (the “Agreement”), dated as of November 1, 2017 (the “Effective Date”), among Entsorgafin S.P.A., an Italian joint stock company (“Licensor”), E.N.A. Renewables, LLC, a Delaware limited liability company (“Licensee”), and BIOHITECH GLOBAL, INC., a Delaware corporation and parent of the Licensee (“Parent”)

W I T N E S S E T H:

WHEREAS, Licensor has developed high efficiency biological treatment technology (“HeBiot”) for use in solid waste conversion and treatment facilities, which technology is the subject of U.S. Patent Application No. 12/568,519, entitled “Ventilation Group for Flow Reversal,” published on March 31, 2011 as publication number US 2011-0076935 A1 (the “Patent”) and is in possession of valuable know-how and technical information relating to such inventions (the “Know-how” and, together with the Patent, the “Entsorgafin Technology”) as contemplated by and defined in that certain Development Agreement, dated May 2, 2012 as amended on February 29, 2016 and on or about the date hereof (the “Development Agreement”) between Licensor and Apple Valley Waste Conversions, LLC (“AVWC”).

WHEREAS, pursuant to the Project Agreement entered into by AVWC and the Parent on 5 May 2017 (the “Project Agreement”), AVWC has granted the Parent with a non-exclusive right under the Development Agreement to develop Facilities (as defined in the Project Agreement) in certain geographic areas.

WHEREAS, the Licensee or a newly formed subsidiary of Licensee, both of which are Parent’s subsidiaries, shall serve the Project as ProjectCo (as defined in the Development Agreement).

WHEREAS, subject to the terms and conditions set forth herein and other than as provided for herein, the Licensor desires to grant to the Licensee, which is willing to accept, a non-exclusive, non-assignable and otherwise non-transferable license to use the Entsorgafin Technology exclusively in connection with the design, development, construction, installation and operation of a plant (the “Plant”) having a design capacity of maximum 165,000 tons planned to be located in Orange Country, NY (the “Territory”) as more specifically provided herein (the “Project”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1.             Definitions Generally. Defined terms in this Agreement and in the Appendices and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Schedule A to this Agreement. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement and the Appendices and Schedules hereto.

Section 1.2.             Interpretation Generally. Unless the express context clearly indicates otherwise:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)	references herein to a specific Article, Section, Appendix or Schedule shall refer, respectively, to Articles, Sections, Appendices or Schedules of this Agreement;

(d)	wherever the word “include,” “includes,” or “including” or a like term is used in this Agreement it shall be deemed to be followed by the words “without limitation;”

(e)	words importing a particular gender shall include each other gender;

(f)	use of the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(g)	each reference to “days” shall be to calendar days; and

(h)	each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules.

Article II

THE License

Section 2.1.             Grant of the License. Upon the terms and subject to the conditions set forth in this Agreement, with effect from the closing (the “Closing”), the Licensor hereby grants to Licensee a Non-Exclusive License of the Entsorgafin Technology (the “License”) to design, construct, build and install the Plant and use the process(es) or method(s) covered by the Patent exclusively in connection with, and limited to, the Project. So long as Licensee is not in default with respect to any provision of this Agreement, Licensor will not assert the Patent to prevent Licensee from designing, constructing, building and installing the Plant. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that in case the Licensee develops an alternative facility (i.e., a facility other than the Plant) in the Exclusive Territory (as defined in the Development Agreement) prior to the completion of the Plant, the Licensee may assign the License for the purpose of such alternative facility; additionally, if the final design capacity of the first facility is less than 165,000 tons per year, the Licensee will be permitted to credit any unused license fee to the next facility developed by Licensee until such time that the entire 165,000 tons per year of the license fee is fully utilized.

Section 2.2.             Use of the Entsorgafin Technology. In connection with the Project, Licensee shall not (and shall cause that any of its Affiliates shall not), directly or indirectly, design, procure, construct, make, import, operate and use any mechanical biological waste treatment plant which encompasses, is based upon or contemplates the use of technology and know-how different from Entsorgafin Technology, other than equipment, components or software for the Plant that are not supplied by Licensor (and/or its Affiliates) in accordance with the Plant Supply Agreement (as defined in the Development Agreement) that, pursuant to the terms and conditions of the Development Agreement, will be negotiated and entered into by the Parties as soon as the general technical details of the Plant will be determined and conditioned upon receipt of the necessary permitting, it being understood that Licensee and Parent are knowledgeable with the general supply terms and conditions applied by Licensor and/or its Affiliates. In respect of any other component required for the Plant, Licensee shall consult Licensor, who (or any of its Affiliates) shall be the preferred supplier in respect of such components provided that Licensor’s components are of sufficient quality, and the prices are competitive, for the Project. For the avoidance of doubt, Licensee is not granted any right to, and shall not, directly or indirectly, exploit the Patent or the Know-how by designing, procuring, constructing, making, operating, using or selling any plant other than the Plant in connection with any project other than the Project or license or authorize any third party to do so.

Section 2.3.             License rights. The License granted under this Agreement is limited to the Entsorgafin Technology and nothing in this Agreement shall be construed to grant Licensee any additional rights or license to any trademark, trade name, certification mark, service mark, domain name, product name, logo, patent, technical information, or copyright now or hereafter owned by Licensor, other than as specified in the Agreement. With exclusive reference to the License granted to Licensee under this Agreement, all rights not granted to Licensee are reserved to Licensor. Licensee: (a) shall not do any act or thing which prejudices, misappropriates, or impairs the rights of Licensor with respect to the Entsorgafin Technology; (b) except for the License granted hereunder, will never represent that it has any right, title, or interest in or to Entsorgafin Technology or in any application or registration for them; (c) shall not use (except as expressly permitted hereunder), register or attempt to register any Entsorgafin Technology, trademarks, service marks, trade names, logos, domain names, metatags, meta descriptors, or electronic mail (e-mail) addresses, server names, search-engine markers, that are identical to, or confusingly similar to or referencing Entsorgafin Technology, or any other patents, trademarks, service marks, trade names or domain names of Licensor; and (d) shall employ symbols and/or words in connection with its use of Entsorgafin Technology that identify Licensee as the user of Entsorgafin Technology.

Section 2.4.             Approval. In so far the use of the Entsorgafin Technology in the Territory requires the consent or approval of any Regulatory Body or official body of the Government of the Territory or any part thereof, the parties shall each use their respective best efforts to obtain any approvals promptly.

Section 2.5.             Royalty payment. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of any and all the rights granted by Licensor to Licensee under this Agreement, Licensee shall pay to Licensor as “One Time License Fee” as set forth in Schedule B of the Development Agreement the amount of Six Million Nineteen Thousand Two Hundred Dollars ($6,019,200) (the “License Fee”) which has been determined as follows:

-	Design Capacity (DC) = 165,000 tons per year;

-	License Fee = (DC*3.20*10) *114%; (165,000*3.20*10) *114% = $6,019,200.

As a portion of the License Fee, Licensee and/or Parent shall pay the Italian and United States withholding taxes and like kind taxes of the Licensor to the respective Italian and United States taxing authorities up to a maximum amount of Eight Hundred Thirty Nine Thousand Six Hundred Seventy Eight Dollars and Forty Cents ($839,678.40) (the “Maximum Tax Payment”) of which Four Hundred Eighty One Thousand Five Hundred Thirty Six Dollars ($481,536.00) (the “Initial Tax Payment”) shall be paid in cash no later than December 20, 2017 and Three Hundred Fifty Eight Thousand One Hundred Forty Two Dollars and Forty Cents ($358,142.40) (the “Future Tax Payment”) shall be paid in cash at a future date not to be later than March 31, 2018, as per this Agreement.

Licensee shall pay Licensor the balance of the License Fee of Five Million One Hundred Seventy Nine Thousand Five Hundred Twenty One Dollars and Sixty Cents ($5,179,521.60) (the “Stock Consideration Fee”) at Closing. The Stock Consideration Fee shall be paid by Licensee and Parent to Licensor in consideration for the grant of the License in 1,035,905 shares (the “Stock Consideration”) of Parent’s common stock, par value $0.0001 per share (the “Parent Stock”) equal to the Stock License Fee divided by the value of $5.00 per share. Parent and Licensee agree and warrant that the Stock Consideration corresponds to approximately 10.8% of the issued and outstanding common stock of Parent at the time of closing and estimates that the Stock Consideration represents approximately 6.2% of the fully diluted shares of Parent at the time of closing.

The Stock Consideration shall be subject to a Registration Rights Agreement in the form attached hereto as Exhibit “B” (the “Registration Rights Agreement”) to be entered into by the parties thereto at the Closing Date. Licensor expects and assumes that the Stock Consideration shall be registered or become freely tradable (and in any case fully equivalent and fungible with the shares owned, directly or indirectly, by Frank E. Celli) by the end of the second anniversary of the Closing Date.

Licensee and Parent shall provide Licensor with any document or other relevant tax certification in relation to withholding taxes paid by the Licensee and Parent necessary to Licensor.

Section 2.6.             Closing; Delivery and Payment.

(a)	Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Licensee, commencing at 10:00 A.M., local time, on November 15, 2017, or on such other date or at such other time as may be mutually agreed upon in writing by Licensee and Licensor (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”).

(b)	Delivery by Licensor. At the Closing, Licensor shall deliver or cause to be delivered to Licensee the following:

(i)	the License, which shall become effective as of the Closing Date;

(ii)	the Ancillary Agreements, duly executed by Licensor;

(iii)	the Registration Rights Agreement;

(iv)	all other documents of transfer reasonably requested by Licensee, which will be in recordable form if reasonably requested by Licensee; and

(v)	the Certificates and documents required pursuant to Section [_].

(c)	Delivery by Licensee. At the Closing, Licensee shall deliver or cause to be delivered to Licensor the following:

(i)	certificates of Parent Stock representing the Stock Consideration in the name of the Licensor;

(ii)	the Ancillary Agreements, duly executed by Licensee;

(iii)	the Registration Rights Agreement; and

(iv)	the certificates and documents required pursuant to Section [_].

Section 2.7.             Tax Withholding. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, the Licensee will be entitled to deduct and withhold from any consideration payable under this Agreement (and any ancillary agreement) any Italian or United States withholding or like kind taxes or other amounts required under the laws of the Italian Republic, the United States, or any applicable law to be deducted, withheld and paid directly to the Italian and United States taxing authorities. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement (and any ancillary agreement) as having been paid to the Licensor as part of the License Fee hereunder.

Article III

THE PATENT

Section 3.1.             Formal Patent license. The Licensor or the Licensee (as the case may be) shall at the other’s written request and cost execute a license in such terms as may be required by the relevant Law (but substantially in the form set out in Exhibit “B”) in respect of the Patent for registration by the other (and at the other’s cost) at the relevant “Patent Office” in the Territory so that this Agreement shall not in any circumstances be registered or recorded unless the parties are required by law so to do. If there shall be any inconsistencies between the terms of any such formal license and the provisions of this Agreement the latter shall prevail.

Article IV

IMPROVEMENTS

Section 4.1.             Licensee’s Improvements. The Licensee and any of its Affiliates shall promptly communicate and explain any Licensee’s Improvement to the Licensor in full detail and shall transfer and assign to the Licensor any right to such Licensee’s Improvements and any such application or patent free of charge to the Licensor, whereupon the Licensor shall become the sole legal and beneficial owner of the Licensee’s Improvements and the Licensee shall have a license in respect of such Licensee’s Improvements on the same terms, mutatis mutandis, as the License granted under Section 2.1. and subject to the terms and conditions set forth in this Agreement. The Licensor shall promptly communicate and explain any Licensor’s Improvement to the Licensee in detail.

Section 4.2.             License to Licensor’s Improvements. Licensee shall have a license to use the Licensor’s Improvements not amounting to a Major Improvement (as such term is defined below) on the same terms, mutatis mutandis, as the license granted under Section 2.1. and subject to the terms and conditions set forth in this Agreement.

Section 4.3.             Major Improvements. No license is granted to Licensee with respect to Licensor’s Improvements that materially (i) affect the performances and efficiency of the Plant, (ii) make the Plant more efficient or adaptable, or (iii) enable the Plant to be manufactured, operated or used more cheaply or efficiently or to a higher qualitative or quantitative standard of performance (the “Major Improvements”). In case Licensee communicates to Licensor its interest in any Major Improvement, the parties shall negotiate in good faith reasonable financial provisions and other reasonable terms and conditions of a license in respect of such Major Improvements and the supply and erection of any Component for the Plant required by the Major Improvement.

Section 4.4.             Licensee’s precautions. The Licensee shall exercise all precautions reasonably normal in the industry to keep any information relating to the Improvements secret and to minimize the risk of unauthorized disclosure or use by its employees and officers of such information in accordance with Section 15.2.

Article V

INSPECTION AND TEST SUPERVISION

Section 5.1.             Inspection. Licensor shall have the right, upon reasonable prior written notice to Licensee and during normal working hours, to send representatives at Licensor’s expense to the site where the Plant is under construction for reasonable periods of time to inspect the Plant’s construction, to determine Licensee’s compliance with the provisions of this Agreement, and to show the Plant to potential Licensor’s customers. Licensor and its representatives shall comply with the security and health & safety rules applicable to the site and shall not hinder the operations of the Plant.

Section 5.2.             Test supervision. Without prejudice to Licensor’s rights and obligations pursuant to the Ancillary Agreements, Licensor shall have the right to attend, monitor and check the test supervision activities to be performed by Licensee on site.

Article VI

ACTIONS AGAINST INFRINGERS

Section 6.1.             Suspected infringement. The parties shall notify each other of any suspected infringement in the Territory of the Entsorgafin Technology or the Improvements by any third party (an “Infringer”) which come to their notice and shall consult with each other about what to do to deal with such suspected infringements for at least sixty (60) days (or such shorter period as is reasonable where injunctive relief is to be sought) after receipt of the notice, unless otherwise agreed upon among the parties.

Section 6.2.             Proceedings against Infringers. The Licensor shall notify the Licensee if it decides to commence or commences proceedings against an Infringer and the Licensee shall execute (at the Licensor’s expense) any documents and do any other things reasonably necessary or desirable for the prosecution of the action. If the Licensor fails to take or notifies the Licensee of its intention not to take and maintain proceedings against an Infringer in the Territory at the Licensor’s expense then the Licensee shall be entitled to do so (and, if necessary, in the Licensor’s name) at its own expense and, subject to as set forth herein below, shall be entitled to any damages or other compensation recovered. The Licensor shall have the right to participate in the proceeding initiated by the Licensee at the Licensor’s request and cost. If the Licensor exercises such right then any damage or other compensation recovered shall (after reimbursement to the Licensee of the Licensee’s costs) be shared by the Parties in proportion to their respective losses and damages.

Article VII

REPRESENTATIONS AND WARRANTIES OF Licensor

Except as set forth in the Schedules, Licensor hereby represents and warrants to Licensee and Parent as of the date hereof and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which shall be made as of such date) as follows:

Section 7.1.             Organization and Qualification. The Licensor is duly incorporated and is validly existing under the Laws of Italy. The Licensor has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. The Licensor is duly qualified to do business as a foreign entity, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Licensor’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 7.2.             Authorization. The Licensor has sufficient corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which each is (or will be) a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Licensor of this Agreement and each of the Ancillary Agreements to which each is (or will be) a party has been duly and validly authorized by the Licensor and no additional limited liability company or corporate (as applicable) authorization or consent by the Licensor is required in connection therewith.

Section 7.3.             Binding Effect. This Agreement and each of the Ancillary Agreements to which the Licensor is (or will be) a party, when executed and delivered by the parties thereto, constitutes (or will constitute) a valid and legally binding obligation of the Licensor, enforceable against the Licensor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 7.4.             Consents. Except as set forth on Schedule 7.4 (the “Licensor Consents”), no consent, approval, waiver, filing or authorization is required to be obtained by the Licensor from, or to be given by the Licensor to, or made by Licensor with, any Person (including a Governmental Entity or securities exchange), in each case, as a result of the execution, delivery or performance by the Licensor of this Agreement and the Ancillary Agreements, except for such consents, approvals, waivers, filings or authorizations that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to be material to the Licensor or materially adversely affect Licensor’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 7.5.             Non-Contravention. The execution, delivery and performance by the Licensor of this Agreement, each of the Ancillary Agreements to which it is (or will be) a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in a breach or violation of, or default under any provision of the Organizational Documents of the Licensor, (b) assuming the receipt of all Licensor Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (with or without notice or the lapse of time or both) of any right or obligation of the Licensor under, or result in a loss of any benefit to which the Licensor is entitled under, any Contract to which Licensor is a party, or result in the creation of any Lien upon any of the License, (c) assuming the receipt of all Licensor Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which the Licensor is subject, or (d) result in the creation or imposition of a material Lien upon, or the forfeiture of, the License; except, in each case of clauses (b) and (c) above, for such violations, breaches, defaults or other matters that would not reasonably be expected to be material to Licensor or materially adversely affect the Licensor’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.

Section 7.6.             License. The Licensor has sole and exclusive, good and marketable title to the License, free and clear of all Liens (other than Permitted Liens).

Section 7.7.             Litigation and Claims. There are no Litigations pending or, to Licensor’s Knowledge, threatened against Licensor that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Licensor’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to timely consummate the transactions contemplated hereby or thereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Licensor that, individually or in the aggregate, would reasonably be expected have a material adverse effect on Licensor’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 7.8.             Finders’ Fees. There is no fee or commission payable by Licensor or any of its Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Licensor or any of its Affiliates in connection with the transactions contemplated hereby.

Section 7.9.             No Other Representations. Except for the representations and warranties contained in this Article VII, in any certificate or instrument delivered hereunder or in any Ancillary Agreement, neither Licensor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Licensor, whether by Licensor or any Affiliate of Licensor or any of their respective Representatives, including any representation or warranty as to the accuracy or completeness of any information regarding Licensor, or the License furnished or made available to Licensee and its Representatives (including any information, documents or other material delivered or made available to Licensee, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising by Law. Any such other representations or warranties are hereby expressly disclaimed by Licensor.

Section 7.10.          Status of Licensor. The Licensor is, at Closing, taking the Stock Consideration for investment and not distribution of same and is either: an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); or a non-U.S. investor as defined under Regulation S of the Securities Act.  The Licensor hereby represents and warrants that, either by reason of the Licensor’ business or financial experience or the business or financial experience of the Licensor’s advisors (including, but not limited to, a “purchaser representative” (as defined in Rule 501(h) promulgated under Regulation D), attorney and/or an accountant each as engaged by each of the Licensor at its sole risk and expense) each of the Licensor (a) has the capacity to protect its own interests in connection with the transaction contemplated hereby and/or (b) the Licensor has prior investment experience, including investments in securities of privately-held companies or companies whose securities are not listed, registered, quoted and/or traded on a national securities exchange, to the extent necessary, the Licensor has retained, at its sole risk and expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement.

Section 7.11.          Restricted Securities. The Licensor agrees, acknowledges and understands that the shares representing the Stock Consideration will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates):

THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Article VIII

REPRESENTATIONS AND WARRANTIES OF LICENSEE AND PARENT

Licensee and Parent hereby represent and warrant to Licensor as of the date hereof and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which shall be made as of such date) as follows:

Section 8.1.             Organization and Qualification. Licensee and Parent are either duly organized or incorporated (as applicable), and are validly existing and in good standing (to the extent such a concept exists under its jurisdiction of organization) under the Laws of their jurisdiction of organization. Licensee and Parent have all requisite corporate (or similar entity) power and authority to own and operate their properties and assets and to carry on their business as currently conducted. Licensee and Parent are duly qualified to do business as a foreign entity and are in good standing (to the extent such a concept exists under their jurisdictions of organization), in each jurisdiction where the ownership or operation of their properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Licensee or Parent or their ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 8.2.             Authorization. Licensee and Parent have sufficient corporate (or similar entity) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is (or will be) a party, and to perform their obligations hereunder and thereunder. The execution, delivery and performance by Licensee and Parent of this Agreement and each of the Ancillary Agreement to which it is (or will be) a party, have been duly and validly authorized by Licensee and Parent and no additional corporate (or similar entity) authorization or consent by Licensee and Parent is required in connection therewith.

Section 8.3.             Binding Effect. This Agreement and each of the Ancillary Agreements to which Licensee and Parent are (or will be) a party, when executed and delivered by the parties thereto, constitutes (or will constitute) a valid and legally binding obligation of Licensee and Parent, enforceable against Licensee and Parent in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 8.4.             Consents. Except as set forth on Schedule 8.4 (the “Licensee and Parent Consents” and collectively with the Licensor Consents, the “Consents”), no consent, approval, waiver, filing or authorization is required to be obtained by Licensee and Parent from, or to be given by Licensee and Parent to, or made by Licensee and Parent with, any Person (including a Governmental Entity or securities exchange), in each case, as a result of the execution, delivery or performance by Licensee and Parent of this Agreement and the Ancillary Agreements, except for such consents, approvals, waivers, filings or authorizations that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Licensee’s or Parent’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 8.5.             Non-Contravention. The execution, delivery and performance by Licensee and Parent of this Agreement and each Ancillary Agreement to which it is (or will be) a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in a breach or violation of, or default under any provision of the Organizational Documents of Licensee and Parent, (b) assuming the receipt of all Licensee and Parent Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (with or without notice or the lapse of time or both) of any right or obligation of Licensee and Parent under, or result in a loss of any benefit to which Licensee and Parent are entitled under, any Contract to which Licensee and Parent are a party or result in the creation of any Lien upon any of their assets or (c) assuming the receipt of all Licensee and Parent Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Licensee and Parent are subject; except, in each case of clauses (b) and (c) above, for such violations, breaches, defaults or other matters that would not reasonably be expected to be material to Licensee and Parent materially adversely affect Licensee’s or Parent’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.

Section 8.6.             Finders’ Fees. There is no fee or commission payable by Licensee, Parent or any of their Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Licensee, Parent or any of their Affiliates in connection with the transactions contemplated hereby.

Section 8.7.             Litigation and Claims. There are no Litigations pending or, to Licensee and Parent’s Knowledge, threatened against Licensee and Parent that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Licensee’s or Parent’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to timely consummate the transactions contemplated hereby or thereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Licensee and Parent that, individually or in the aggregate, would reasonably be expected have a material adverse effect on Licensee’s or Parent’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 8.8.             Issuance of Stock Consideration. The Stock Consideration to be issued under this Agreement will be duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens by the Parent other than restrictions and transfer as provided herein.

Section 8.9.             No Other Representations. Except for the representations and warranties contained in this Article VIII, in any certificate or instrument delivered hereunder or in any Ancillary Agreement, neither Licensee, Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Licensee or Parent, whether by Licensee, Parent or any Affiliate of Licensee and Parent or any of their respective Representatives. Any such other representations or warranties are hereby expressly disclaimed by the Licensee or Parent.

Article IX

COVENANTS

Section 9.1.             Further Assurances. At any time after the date hereof, but subject to the terms and conditions hereof, Licensor and Licensee shall promptly execute, acknowledge and deliver any such documents and instruments and shall take, or cause to be taken, such further actions as may be reasonably requested by Licensee or Licensor, as the case may be, and necessary for Licensee or Licensor, as the case may be, to satisfy their respective obligations hereunder. After the Closing, (a) Licensor shall promptly execute and deliver to or cause to be executed and delivered to Licensee such further instruments of transfer and conveyance and use Reasonable Best Efforts to take such other reasonable action as Licensee may reasonably require to carry out more effectively and completely the grant of the License contemplated by this Agreement, and (b) the parties shall use Reasonable Best Efforts to give effect to the other transactions contemplated hereby.

Section 9.2.             Compliance with Laws. Licensee shall comply with all applicable laws and regulations, in all material respects including safety legislation, importation/exportation of materials, manufacture, marketing, distribution, and all other activities associated with the Entsorgafin Technology. Licensor accepts no responsibility or liability for, and Licensee agrees to defend and hold Licensor harmless from any actions arising from the noncompliance of Licensee or its Affiliates with any applicable laws and regulations. Licensee shall be responsible for the compliance of its Affiliates with all applicable laws and regulations.

Article X
TAX MATTERS

Section 10.1.          Taxation. The parties intend that the transactions set forth in this Agreement are intended to qualify as a payment pursuant to Article 12 of the United States-Italy Income and Capital Tax Convention, effective as of January 1, 2010.

Section 10.2.          Tax Withholding Expenses. At the Closing, Licensee or Parent shall withhold from the License Fee the Maximum Tax Payment to be remitted to the Italian and/or United States taxing authorities, the tax amounts, addresses and/or wire instructions of such items to be provided to the Licensee by the Closing. Licensee will pay the Future Tax Payment in US dollar amounts (or equivalent in Euros) for taxes actually due above the Initial Tax Payment for the grant of the License with the total sum of the Licensee’s and Parent’s obligation not in any event to exceed for both the Initial Tax Payment and the Future Tax Payment, the Maximum Tax Payment of Eight Hundred Thirty-Nine Thousand Six Hundred Seventy Eight Dollars and Forty Cents ($839,678.40). In the event the Italian or United States taxation authorities determine that the Initial Tax Payment is insufficient to pay Licensor’s actual withholding amount (the “Actual Tax Fee”), Licensor must provide a written demand, which shall include the amount of the payment demand (“Tax Shortfall”), the entity making the demand, and the address to pay such entity on or before May 31, 2018 (the “Tax Demand Notification”). Licensee shall pay the appropriate tax authority an additional amount in cash equal to the Tax Shortfall but in no event shall such payment, including the Initial Tax Payment, exceed the Maximum Tax Payment. If the Licensee/Parent is not required by the Italian or United States taxing authorities to pay an amount equal to the Maximum Tax Payment, Licensee/Parent shall increase the number of shares of the stock consideration to the Licensor to equal the License Fee, valued as of the date of the Closing.

Section 10.3.          Tax Payment Guaranty. If the Shortfall Payment, in an amount when added to the Initial Tax Payment, is less than or equal to the Maximum Tax Payment, and if it is not paid by the Licensee or Parent to the respective taxing authorities on or before May 31, 2018, without prejudice to any additional remedy available to Licensor, the amount unpaid shall be subject to a penalty fee equal to 25% per year of the outstanding balance due, until the payment is received by the Licensor or the respective taxing authorities AND, Licensee shall not be permitted to utilize the License until the applicable payment, including all accrued penalties, is paid to Licensor or the respective taxing authority. Upon receipt of a Tax Demand Notification, the Licensee and Parent, shall have ten (10) days to provide a written objection to the Licensor.

Section 10.4.          Release; Indemnification. Upon the earlier of May 31, 2018 or the payment of the Initial Tax Payment and the Tax Shortfall in an amount not to exceed the Maximum Tax Payment, each of Licensor and Licensee shall bear, pay and discharge its respective Italian, United States or other tax charges and liabilities imposed upon each of them in relation to the License. This provision shall survive the Closing.

Article XI

SURVIVAL; INDEMNIFICATION

Section 11.1.          Conditions to Obligations of Licensee and Parent. The obligations of Licensee and Parent to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Licensor set forth in Article 7 shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Licensor’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby, provided that for the purposes of the foregoing clause (ii), qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect.

(b)	Performance of Obligations of Licensor. Licensor shall have performed or caused to be performed in all material respects all obligations that are required to be performed by them at or prior to the Closing Date.

(c)	Officer’s Certificate. Licensee shall have received from Licensor a certificate signed by an authorized officer of Licensor certifying that the conditions set forth in Section 11.1(a) and Section 11.1(b) have been satisfied.

(d)	Deliverables. Licensee shall have received from Licensor the items to be delivered pursuant to Section 2.6(b).

(e)	Other Documents. Licensee shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

Section 11.2.          Conditions to Obligations of Licensor. The obligations of Licensor to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Licensee and Parent set forth in Article 8 of this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a material adverse effect on Licensee’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby, provided that for the purposes of the foregoing clause (ii), qualifications as to materiality and material adverse effect contained in such representations and warranties shall not be given effect.

(b)	Performance of Obligations of Licensee. Licensee shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date.

(c)	Officer’s Certificate. Licensor shall have received from Licensee a certificate of an authorized officer of Licensee certifying that the conditions set forth in Section 11.2(a) and Section 11.2(b) have been satisfied.

(d)	Deliverables. Licensor shall have received from Licensee the items to be delivered pursuant to Section 2.6(c).

Section 11.3.          Indemnification by Licensor. Subject to the terms of this Article XI, from and after the Closing, Licensor shall indemnify Licensee, Parent, and their Affiliates and their respective officers, directors, equity holders, managers, members, employees, successors and permitted assigns (collectively, the “Licensee Indemnified Parties”) and hold them harmless from and against any and all losses incurred or suffered by a Licensee Indemnified Party resulting from, arising out of or related to:

(a)	any breach or inaccuracy of any representation or warranty made by Licensor in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement; provided, however, that no claim may be made or action instituted seeking indemnification pursuant to this Section 11.5(a) unless a written notice as set forth in Section 11.5(a) or, as applicable, is provided to Licensor;

(b)	any breach of any covenant or agreement of Licensor contained in this Agreement or in any certificate or document delivered pursuant this Agreement; or

(c)	any fraud on the part of Licensor.

Section 11.4.          Indemnification by Licensee. Subject to the terms of this Article XI, from and after the Closing, Licensee shall indemnify Licensor and its Affiliates and their respective officers, directors, equity holders, managers, members, employees, successors and permitted assigns (collectively, the “Licensor Indemnified Parties”) and hold them harmless from and against any and all losses incurred or suffered by a Licensor Indemnified Party resulting from, arising out of or related to:

(a)	any breach or inaccuracy of any representation or warranty made by Licensee in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement; provided, however, that no claim may be made or action instituted seeking indemnification pursuant to this Section 11.3(a) unless a written notice as set forth in Section 11.5(a) or, as applicable, is provided to Licensee;

(b)	any breach of any covenant or agreement of Licensee contained in this Agreement or in any certificate or document delivered pursuant this Agreement; or

(c)	any fraud on the part of Licensee.

Section 11.5.          Third-Party Claim Indemnification Procedures.

(a)	In the event that any written claim or demand for which an indemnifying party hereunder (an “Indemnifying Party”) may have liability to any indemnified party hereunder (an “Indemnified Party”), other than those relating to taxes (which are the subject of Article X), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party of such Third-Party Claim, describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party (a “Claim Notice”); provided that the failure to timely give, or defect in the information contained in, a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Party from such third party relating to the Third-Party Claim.

(b)	The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access, subject to reasonable privilege or confidentiality concerns, to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request, but subject to reasonable privilege or confidentiality concerns) the provision to the Indemnifying Party of Books and Records and information that are reasonably relevant to such Third-Party Claim, and making employees and Representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder at the cost of the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges at the cost of the Indemnifying Party.

(c)	This Section 11.5 shall not apply with respect to any tax matter and the provisions of Article X shall apply to any tax matter instead.

Section 11.6.          Limitation of Liability. Notwithstanding any provision of this Article XI to the contrary, an Indemnified Party shall not be entitled to indemnification with respect to any inaccuracy or breach of any representation or warranty made in this Agreement (i) unless the Damages sustained, suffered or incurred for which the Indemnifying Party would be liable by reason of any single breach or series of related breaches exceeds an amount equal to $25,000 (the “Threshold Amount”), in which event the Indemnified Party shall be entitled to recover the amount of all Damages in excess of the Threshold Amount, subject to indemnification with respect to any inaccuracy or breach of any representation or warranty made in this Agreement. Notwithstanding any other provision of this Article XI to the contrary, the aggregate maximum liability of the Licensor for any inaccuracy of any representation or warranty made in this Agreement and for any losses that may become due under, and for any matters arising out of or in connection with, any one or more of this Agreement and/or Ancillary Agreements, and howsoever arising whether in respect of termination of the Agreement or any and/or all of the Ancillary Agreements shall not exceed, in the aggregate, an amount equal to $1,000,000 (the “Cap”). Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that (i) any party has, or might have, at Law, in equity or otherwise, against any other Person, based on fraud, or (ii) any party has, or might have, at Law, in equity or otherwise, against any other party based on any breach of a covenant of the Development Agreement (the “Excluded Claims”).

Article XII

TERM

Section 12.1.          Effective date. This Agreement shall commence on the Closing Date and shall continue as long as the Plant is operated or used by the Licensee, unless early terminated by either Party as set forth in Article XIII.

Article XIII

TERMination

Section 13.1.          Termination by the Licensor. This Agreement may be terminated with immediate effect by the Licensor by written notice to the Licensee in the event of one or more of the following: (i) if the Licensee goes into liquidation (other than voluntary liquidation for the purpose of a bona fide reconstruction or amalgamation the terms of which have been approved in advance by the Licensor in writing, such approval not to be unreasonably withheld or delayed) or is dissolved or struck off; (ii) if the Licensee suffers the appointment of a receiver, administrative receiver or administrator (or any similar official or process under the law of its domicile or place of incorporation) of the whole or any part of its assets or is the subject of any bankruptcy proceedings; (iii) if the Licensee is in fundamental breach of any of the provisions of this Agreement and fails to remedy such breach (where it is capable of being remedied) within ninety (90) days of notice from the Licensor specifying such breach; (iv) if the Licensee defaults or delays to pay any amount due to the Licensor in accordance with this Agreement; (v) in the event of a material breach by the Parent of the Registration Rights Agreement and such breach has not been cured upon thirty (30) days’ notice by Licensor; (vi) if the Licensee is delayed in the performance of any of its obligations hereunder by reason of Force Majeure for a continuous period exceeding a hundred and twenty (120) days or for periods exceeding a hundred and twenty (120) days when aggregated in any period of a hundred and eighty (180) days.

Section 13.2.          Termination by the Licensee. This Agreement may be terminated with immediate effect by the Licensee by written notice to the Licensor in the event of one or more of the following: (i) if the Licensor goes into liquidation (other than voluntary liquidation for the purpose of a bona fide reconstruction or amalgamation) or is dissolved or struck off; (ii) if the Licensor is unable to pay its debts as they mature or suffers the appointment of a receiver, administrative receiver or administrator (or any similar official or process under the law of its domicile or place of incorporation) of the whole or any part of its assets or is the subject of any bankruptcy proceedings; (iii) if the Licensor is in fundamental breach of any of the provisions of this Agreement and fails to remedy such breach (where it is capable of being remedied) within ninety (90) days of notice from the Licensee specifying such breach; (iv) if the Licensor is delayed in the performance of any of its obligations hereunder by reason of Force Majeure for a continuous period exceeding ninety (90) days or for periods exceeding a hundred and twenty (120) days when aggregated in any period of a hundred and eighty (180) days.

Article XIV

CONSEQUENCES OF TERMination

Section 14.1.          Expiration of term. Upon termination of this Agreement by expiration of its term in compliance with Article XII then the License and the license granted under Article IV shall automatically terminate.

Section 14.2.          Upon termination of this Agreement pursuant to Section 13.1. or 13.2.: (i) any license granted pursuant to this Agreement shall automatically terminate; (ii) the Licensee shall cease to exploit the Entsorgafin Technology and shall return to the Licensor all the drawings and technical documents belonging to the Licensor, or created on the basis of information provided by the Licensor, relating to the Project and all copies thereof in its or any of the Licensee’s Associates’ possession, power or custody or in that of any contractor of the Licensee or any of its Associates; and (iii) the provisions of Sections 15.1., 15.2. and 15.11. shall continue in force and effect. The termination of this Agreement shall be without prejudice to any rights of either party which may have accrued up to the date of such termination and the rights to terminate this Agreement are not intended to be exclusive but shall be in addition to every other remedy or right now or hereafter existing including the right to recover damages and to a decree requiring any appropriate performance required by this Agreement.

Article XV

MISCELLANEOUS

Section 15.1.          Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made, only if in writing, (a) on the date of delivery if served by personal delivery upon the party for whom it is intended, (b) one (1) Business Day following the day sent by overnight courier or (c) on the date sent by facsimile transmission or email of a PDF document, with written confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

To Licensee and Parent:

E.N.A. Renewables, LLC

BioHiTech Global, Inc.

80 Red Schoolhouse Road, Suite 101

Chestnut Ridge, NY 10977

E-mail: fcelli@biohitech.com

Attention: Frank E. Celli

With a copy (which shall not constitute notice) to:

Kane Kessler, P.C.

666 Third Avenue

New York, New York 10017

Telephone: (212) 519-5109

Facsimile: (212) 245-3009

E-mail: pcampitiello@kanekessler.com;

Attention: Peter Campitiello, Esq.

To the Licensor:

EntsorgaFin SpA

Strada per Castelnuovo 7/9

15057 Tortona (AL), ITALY

Telephone: +39 0131 811383

Facsimile No.: +39 0131 862597

Email: galanzino@entsorga.it

Attention: Gian Francesco Galanzino

With a copy (which shall not constitute notice) to:

Pedersoli Studio Legale

Corso Marconi 10

10125 Torino, Italy

Telephone: +39 011 227771

Facsimile: +39 011 22 777 33

E-mail: m.magro@pedersoli.it

Attention: Marcello Magro.

Section 15.2.          Confidentiality. Neither party hereto (“Recipient Party”) shall during the life of this Agreement or thereafter disclose to any person or use for any purpose any information obtained from the other (“Disclosing Party”) in connection with, or pursuant to, this Agreement or the Project including (but not limited to) the Entsorgafin Technology and any information relating to the Entsorgafin Technology. The Recipient Party shall exercise all precautions reasonably normal in the industry to keep such information secret and to minimize the risk of unauthorized disclosure or use by its employees and officers of information received from the disclosing party provided, however, that the recipient party may disclose such information to: (i) Project funders and prospective Project funders who require such disclosure (but only to the extent necessary) where bona fide necessary in the context of their due diligence for the evaluation of Entsorgafin Technology and participation in the funding; (ii) its responsible officers and employees only to the extent that such disclosure is essential to the design, making, operating the Plant; provided, further that in case the persons listed in Section 15.2. (i) are not required to execute confidentiality agreements with the disclosing party to the extent they are bound by confidentiality obligations pursuant to their respective agreements with the relevant employer and that such confidentiality obligations have a content substantially equivalent to the obligations set out in this Section. The restrictions on use and disclosure of information under this Section shall not apply to any information which the Recipient Party can prove: (i) was already known to it prior to its receipt thereof from the disclosing party; or (ii) was subsequently disclosed to it lawfully by a third party who did not obtain the same (whether directly or indirectly) from the Disclosing Party; or (iii) was in the public domain at the time of receipt by the recipient party or has subsequently entered into the public domain other than by reason of the breach of the provisions of this Section or any obligation of confidentiality owed to the disclosing party; or (iv) was required to be disclosed by law or the rule or procedures of a relevant recognized investment exchange. Upon written consent of the Licensor (such consent not to be unreasonably withheld or delayed), the Licensee may disclose information relating to the Plant to any Regulatory Body, official body or department whether in the Territory or in any other country for the purpose of enabling the Licensee to obtain confirmation that such Plant is acceptable or suitable for use in waste treatment. At the Licensee’s expense the Licensor undertakes to provide such assistance as the Licensee or any such Regulatory Body or other official body or department may reasonably require in the investigation by them as to such suitability or acceptability.

Section 15.3.          Relationship of parties. Nothing in this Agreement is to be construed as establishing or implying any partnership or joint venture between the parties, or as appointing any party as agent of any other party. No party shall hold out any other party as its partner or joint venturer. Except, and to the extent, that this Agreement expressly states otherwise, no party may, incur any expenses or negotiate on behalf of any other party or commit any other Party in any way to any person without that other Party’s prior written consent.

Section 15.4.          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Licensee and the Licensor, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 15.5.          No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties only. The Licensee shall not assign, sub-contract or sub-license any of its rights and/or obligations under this Agreement without the prior written consent of Licensor. Notwithstanding the foregoing, upon full and final payment of the Stock Purchase Price and any withholding taxes as set forth herein (“Final Payment”), the Licensee shall have the absolute right, without Licensor’s consent, to sub-license, assign or transfer its rights on the Entsorgafin Technology to any Subsidiary, Affiliate or joint venture company designated as ProjectCo pursuant to the Development Agreement and developing a plant alternative to the Plant in the Exclusive Territory provided the total Project design capacity (calculated as the sum of the capacity of the Plant and any alternative plant) does not exceed 165,000 tons per year; or in the event the Licensee or Parent disposes of all or substantially all of its business or assets to any person, but without prejudice to the obligations of Licensee pursuant to this Agreement and conditional upon the transferee entering into and acceding to this Agreement and assuming any obligation set forth hereunder. Notwithstanding the foregoing, no transfer, assignment or sub-license whatsoever shall be made by Licensee to any Affiliate, joint-venture or other parties which are, or are participated in any manner whatsoever, either directly or indirectly, by any competitor of the Licensor The Licensee will deliver the Licensor a 15 business day prior written notice before sub-licensing, assigning or transferring its rights to the Entsorgafin Technology pursuant to the provisions set out above. All assignments, transfers or sublicenses will require compliance with all obligations imposed on Licensee under this Technology License Agreement, and each obligation of Licensee will be deemed to include an identical obligation by Licensee’s sublicensees, assignee or transferee and each transfer, assignment or sublicense will name Licensor as a third party beneficiary of that assignment or sublicense with the right to directly enforce any such obligation against the sublicensee, transferee or assignee. The assignment, transfer or sublicense agreement will specifically state that it is not assignable by the sublicensee, assignee or transferee.

Section 15.6.          Entire Agreement; Inconsistency. Save for the parties’ rights under the Development Agreement which will remain in force and effect, this Agreement (including all Schedules and Appendices hereto) and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the Ancillary Agreements.

Section 15.7.          Satisfaction of Obligations. Any obligation of any party to any other under this Agreement, that is performed, satisfied or fulfilled completely by an Affiliate of such party shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 15.8.          Remedies. In the event of a default under this Agreement or the Ancillary Agreements, the non-breaching party may proceed to protect and enforce its rights by a suit for damages, a suit in equity, an action at law or other appropriate proceeding, whether for specific performance, or for an injunction against a violation of any terms hereof or thereof or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise. The foregoing shall include, but shall not be limited to, allowance for recovery by the aggrieved party of all of its fees and expenses and disbursements incurred by it in connection with the transactions contemplated hereby and in the Ancillary Agreements, including, without limitation, the reasonable fees and expenses of its counsel, accountants, agents and representatives employed by it. No course of dealing and no delay on the part of any party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such party's rights, powers or remedies. No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute, or otherwise.

Section 15.9.          Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, all filing fees and similar filing expenses to be paid in connection with any Competition/Investment Law shall be paid by Licensee.

Section 15.10.      Schedules. The disclosure of any matter, or reference to any Contract, in any Schedule to this Agreement shall be deemed to be a disclosure of such matter or Contract for all purposes of this Agreement to which such matter or Contract would reasonably be expected to apply from the face of the disclosure set forth on such schedule, but shall not be deemed to constitute an admission by Licensee or Licensor or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of Licensor’s representations and warranties contained in this Agreement. Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Licensee or Licensor or their respective Affiliates, except as and to the extent provided in this Agreement. Regardless of the existence or absence of cross-references, the disclosure of any matter in any Schedule shall be deemed to be a disclosure for purposes of this Agreement and each Schedule to the extent that the relevance of such disclosure is reasonably apparent on its face. The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly referenced.

Section 15.11.      Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (x) nothing in this Section 15.11 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (y) each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 15.12.      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 15.13.      Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email, shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 15.14.      Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 15.15.      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 15.16.      Currency. Notwithstanding anything to the contrary herein, all payments required to be made hereunder, or as a result of a breach or violation hereof, shall be made in United States dollars, and, when any amount is paid with respect to the foregoing such amount shall be the United States dollar amount thereof on the applicable date of funding regardless of the amount or type of currency necessary to be exchanged or converted in order to satisfy, pay or fund such amount in United States dollars.

Section 15.17.      Legal Representation. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

E.N.A. RENEWABLES LLC

By:
Name:
Title:

BIOHITECH GLOBAL, INC.

By:
Name:
Title:

ENTSORGAFIN, S.p.A.

By:
Name:
Title:

EXHIBIT AREGISTRATION RIGHTS AGREEMENT

Schedule A

Definitions

“Affiliate” means in respect of either party hereto:

(a)	any firm or body corporate in which such party directly or indirectly (i) has the right to manage the business of such company; (ii) owns 50% or more of the capital; (iii) has the power to exercise 50% or more of the voting rights; or (iv) has the power to appoint 50% or more of the members of the supervisory board, board of directors or bodies legally representing such company; or

(b)	any firm or body corporate which directly or indirectly has in or over such party the rights or powers listed in sub-clause (a) of this definition (a controller); or

(c)	any firm or body corporate in which a controller (as defined in (b) above) directly or indirectly has the rights or powers listed in sub-clause (a) of this definition.

“Ancillary Agreements” shall mean this Agreement, the Development Agreement, the Registration Rights Agreement, the Plant Supply Agreement and the Trademark Licence Agreement, as well as any other agreement entered into among Licensor with Licensee (or its Affiliates) in connection with the Plant.

“Associate” means in respect of either party hereto:

(a)	any firm or body corporate in which such party directly or indirectly (i) has the right to manage the business of such company; (ii) owns 30% or more of the capital; (iii) has the power to exercise 30% or more of the voting rights; or (iv) has the power to appoint 30% or more of the members of the supervisory board, board of directors or bodies legally representing such company; or

(b)	any firm or body corporate which directly or indirectly has in or over such party the rights or powers listed in sub-clause (a) of this definition (a controller); or

(c)	any firm or body corporate in which a controller (as defined in (b) above) directly or indirectly has the rights or powers listed in sub-clause (a) of this definition.

“Improvement” means any change in, development of, or improvement or modification to, the inventions or the Know-how or the method of manufacture, use or application thereof (whether patentable or not) including (without limitation) any change, improvement or modification which makes the Plant and equipment more efficient or adaptable or enables them to be manufactured, operated or used more cheaply or efficiently or to a higher qualitative or quantitative standard of performance but excluding, for the avoidance of any doubt, any change in, development of, or improvement or modification to, any parts or components to be supplied by the Licensor, if any.

“Force Majeure” means any failure to perform the obligations where such failure is caused by events or conditions beyond the party’s reasonable control and will include, for instance but not exclusively, any failure to perform the party’s obligations as a result of acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalisation, government sanction, blockage or embargo.

“Know-how” means all designs, plans, specifications, computer programs and calculations and other manufacturing, engineering and technical data and information relating to the operation, use and/or maintenance of the facility and which the Licensor may lawfully communicate to the Licensee (including that described in Schedule C).

“Law” means any applicable law, statute, by-law, regulation, order, regulatory policy, guidance or industry code, rule of court or directives of any Regulatory Body, delegated or subordinate legislation or notice of any Regulatory Body.

“Licensor’s Improvements” means Improvements made, acquired or discovered by the Licensor or the Licensee (whether before or after the commencement of this Agreement) and of which the Licensor or one of its Affiliates is the owner.

“Non-Exclusive Licence” means a right enjoyed by a licensee in common with the grantor of such right and its successors and assigns and all other persons to whom the grantor has granted or the grantor or its successors and assigns shall thereafter grant the like right.

“Patent” means the patents specified in Schedule B and such other patents as are licensed under Article 3.

“Regulatory Bodies” means those government departments and regulatory, statutory and other entities, committees and bodies which, whether under statute, rules, regulations, codes of practice or otherwise, are entitled to regulate, investigate, or influence the matters dealt with in this Agreement or any other affairs of either party.

Schedule B

Patent

PATENT no. 1

Title	Countries	Date
Ventilation Group for Flow Reversal	US patent application 12/568,519 Issued US Patent 8,961,281	Filing date: 28.09.2009 Issue date: 24.02.2015

PATENT no. 2

Title	Countries	Date
A method and a plant for the aerobic treatment of materials having a highly fermentable organic component	European Patent: EP1431262B2 Validated in the following States: Spain UK Greece Ireland Italy Slovenia Italian Patent: IT 1337781	Filing date: 16.12.2003 Granting date: 10.01.2007 Maintained in amended from after opposition 22.07.2015 Filing date: 18.12.2002 Granting date: 15.02.2007

PATENT no. 3

Title	Countries	Date
Ventilation group for flow inversion	Italian patent IT 1379826 European patent: EP 2017481B1 Validated in the following States: France UK Ireland Italy Poland US patent application US 12/568519	Filing date: 12.07.2007 Granting date: 30.08.2010 Filing date: 27.06.2008 Granting date: 24.08.2011 Filing date: 28.09.2009

PATENT no. 4

Title	Countries	Date
Ventilation unit for flow inversion	Italian patent IT 1411628 European patent application EP 2013073036.3 Brazil patent application BR1120140284105 Canada patent application CA 2873548 US patent application US 14/400700	Filing date: 14.05.2012 Granting date: 30.10.2014 Filing date: 14.05.2013 Filing date: 14.05.2013 Filing date: 14.05.2013 Filing date: 14.05.2013

PATENT no. 5

Title	Countries	Date
Impeller for a ventilation unit	Italian patent IT 1414743 European patent application EP 2013073543.9 Brazil patent application BR1120140287970 Canada patent application CA 2873552 US patent application US 14/402738	Filing date: 23.05.2012 Granting date: 26.03.2015 Filing date: 23.05.2013 Filing date: 23.05.2013 Filing date: 23.05.2013 Filing date: 23.05.2013

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

Schedule C

Know-how

The Know-how relates without limitation to the following:

-	Plant automation and supervision system; the automation and software design are a merger of process and IT knowledge. Experience in the selection of key equipment make this element of the plant one of the most important for reducing the possibility of human errors and minimizing labour and power costs.

-	Biofilters; they are the key equipment used to mitigate the environmental impact of the process air emissions. The know-how concerns the Biofilter construction, filter material composition and operation.

-	The automated ventilation equipment including the electrical switchboards, probes etc.; reliability and durability of the equipment are the key issues. The know-how involves experience in the selection and combination of equipment.

-	SRF/Refinement; knowledge of the machine manufacturers, their application and contacts with end user make Licensor capable of delivering efficient, reliable, safe equipment for refinement.

-	The know-how also involves experience of fire protection systems, fly capture and leachate handling.

-	Computer programs and user manuals.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

Schedule D

Formal patent licence

By this licence Entsorgafin S.p.A. (“Licensor”) hereby grants to BHTG Inc. (“Licensee”) – in respect of the patents and patents application listed in Schedule A hereto (“Patents”) – a non-exclusive licence and authority as from the Date of Execution of the Agreement to design, construct, build and install the Plant (as defined in the Agreement) and to use the process(es) or method(s) covered by the Patents subject to the following terms:

1	such Licence shall continue for the life of the Patents subject to the terms of agreement between Licensor and Licensee (“Agreement”);

2	the rights and liabilities of the parties under this License shall be determined according to the laws of Delaware;

3	this Licence is subject to the limitations contemplated by the Agreement;

4	this Licence may only be assigned or sub-licensed in accordance with the Agreement.

Signed by the parties or their duly authorised representatives on the date of this Agreement.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

EXHIBIT B

Project Agreement between AVWC and BHTG